Exhibit 99.1

NEWS RELEASE

For immediate release

Navient to sell Government Services business to Gallant Capital

HERNDON, Va., Dec. 23, 2024—Navient (Nasdaq: NAVI) announced today that it has reached an agreement to sell its Government Services business to an affiliate of Gallant Capital Partners, LLC, a Los Angeles-based investment firm.

Navient’s Government Services business includes Navient Business Processing Group, Duncan Solutions, Gila (D.B.A Municipal Services Bureau), Pioneer Credit Recovery and Navient BPO. Approximately 1,200 employees will be included in the transaction, which is expected to close in the first quarter of 2025, subject to certain conditions.

Additional information can be found in the 8-K filed by Navient today. Navient was advised on the transaction by Houlihan Lokey and WilmerHale.

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About Navient
Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education and government. Learn more at navient.com.

Contacts:
Navient Media: Paul Hartwick, 302-283-4026, paul.hartwick@navient.com
Navient Investors: Jen Earyes, 703-984-6801, jen.earyes@navient.com

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